October 1, 2003

FOR IMMEDIATE RELEASE

ReGen Biologics Finalizes Private Placement Totaling $10 Million

FRANKLIN LAKES, N.J. (October 1, 2003) – ReGen Biologics, Inc. (OTC: RGBI), an orthopedic products company with a focus on identifying and developing tissue repair products for unmet orthopedic markets, both in the U.S. and globally, today announced that it has completed the second and final phase of a $10 million private equity placement, with the sale of preferred stock to selected institutional, venture and accredited investors. The gross proceeds of the second closing were approximately $2.3 million. Harris Nesbitt Gerard acted as placement agent for the Company.

“We appreciate the positive response of investors,” said Gerald E. Bisbee, Jr., Ph.D., Chairman and CEO of ReGen. “With this second and final closing of the Series C financing, ReGen is well positioned to submit the PMA to the FDA and continue to conduct its research and development programs.” Dr. Bisbee continued, “We expect that further financing will be related to commercialization of the CMI in the U.S.”

Under the terms of the financing, ReGen sold a total of approximately 22.3 million shares of Series C convertible preferred stock for gross proceeds of approximately $10 million. The Series C preferred is convertible on a one for one basis into the Company’s common shares. The financing includes contingent warrants for a total of approximately 2.1 million shares of common stock. The warrants are exercisable only upon the occurrence of certain events.

ReGen’s inital product, the Collagen Meniscus Implant (CMI), is a device designed to regenerate the meniscus of the human knee. The CMI has been cleared for marketing in Europe, Australia, Chile, and it is expected to be selectively available in Canada during late 2003. The CMI is currently in the clinical trial stage in the U.S.

ReGen completed in November 2002, the required enrollment and surgeries in the largest clinical trial to-date involving the meniscus. Results to-date are promising. The U.S. CMI Multicenter Clinical Trial consists of 288 patients, 14 centers, and 23 surgeons. ReGen expects submission of the PMA to begin in August 2004 and to be completed in December 2004, followed by a decision from the FDA in the second half of 2005.

About ReGen Biologics, Inc.

ReGen Biologics is in the orthopedic products business with a focus on identifying and developing tissue repair products for unmet orthopedic markets, both in the U.S. and globally. ReGen’s first product using its patented core technology is the Collagen Meniscus Implant (CMI), which uses the body’s own healing process to grow new meniscus tissue and restore mobility for patients with meniscus loss. ReGen completed enrollment and surgeries in the CMI U.S. Multicenter Clinical Trial in November 2002, with submission of the PMA to the FDA expected in the second half of 2004. The CMI is currently distributed in Europe, Australia, Chile and certain other countries through Centerpulse (NYSE: CEP) and it is expected to be selectively available in Canada during 2003. For more information on ReGen’s next generation tissue regeneration products, visit www.regenbio.com, call (201) 651-5140, or email info@regenbio.com.

Contact:

Brion D. Umidi
Senior Vice President and Chief Financial Officer
(410) 349-2431
bumidi@regenbio.com

###

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the managements of ReGen and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen’s quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on August 14, 2003. ReGen’s filings with the SEC are available to the public at the Company’s website at http://www.regenbio.com, from commercial document-retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.